SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                          Bradley Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    104756103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 12, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 104756103
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Argus Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     400,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     400,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     400,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.5%

12.  TYPE OF REPORTING PERSON*

     OO

CUSIP No. 104756103
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Krishen Sud

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     400,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     400,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     400,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.5%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 104756103
          ---------


Item 1(a).  Name of Issuer:


            Bradley Pharmaceuticals, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            383 Route 46 West
            Fairfield, NJ 07004

            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            Argus Management, LLC
            Krishen Sud
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            430 Park Avenue, 14th Floor
            New York, New York 10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Argus Management, LLC - Delaware limited liability company Krishen Sud - United States

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            104756103
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    [_] Broker or dealer registered under Section 15 of the Exchange
                Act.

     (b)    [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_] Insurance company as defined in Section 3(a)(19) of the
                Exchange Act.

     (d)    [_] Investment company registered under Section 8 of the
                Investment Company Act.

     (e)    [_] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

     (f)    [_] An employee benefit plan or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);

     (g)    [_] A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G);

     (h)    [_] A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act;

     (i)    [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          400,000
          ----------------------------------------------------------------------

     (b)  Percent of class:

          2.5%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which Argus Management, LLC has:

          (i)   Sole power to vote or to direct the vote          0
                                                        -----------------------,

         (ii)   Shared power to vote or to direct the vote        400,000
                                                          ---------------------,

        (iii)   Sole power to dispose or to direct the            0
                disposition of                            _____________________,

         (iv)   Shared power to dispose or to direct the
                disposition of                                    400,000
..                                                         ---------------------.
        Number of shares as to which Krishen Sud has:

          (i)   Sole power to vote or to direct the vote          0
                                                        -----------------------,

         (ii)   Shared power to vote or to direct the vote        400,000
                                                          ---------------------,

        (iii)   Sole power to dispose or to direct the            0
                disposition of                            _____________________,

         (iv)   Shared power to dispose or to direct the
                disposition of                                    400,000
..                                                         ---------------------.

         The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their respective pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         The Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities.

         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect".

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                               Argus Management, LLC

                                               By: /s/Krishen Sud
                                                   ------------------------
                                                   Managing Member

                                                   /s/ Krishen Sud
                                                   ------------------------
                                                   Krishen Sud

                                               Date:  March 15, 2004

                                                                Exhibit A



                                    AGREEMENT

The undersigned agree that this Schedule 13G dated March 15, 2004 relating to the Common Stock, $.01 par value of Bradley Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.

                                              Argus Management, LLC

                                              By: /s/ Krishen Sud
                                                 ------------------------
                                              Name: Krishen Sud
                                              Title: Managing Member

                                              /s/ Krishen Sud
                                              ---------------------------
                                              Krishen Sud


21731.0005 #471013